Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-278177 on Form S-3 and Registration Statement Nos. 333-252912, 333-263458, 333-270244, and 333-277644 on Form S-8 of our report dated March 3, 2025, relating to the financial statements of Viant Technology Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 3, 2025